NORDWAND ENTERPRIZE
P.O. BOX 82811
FAIRBANKS, ALASKA 99708 USA
907-474-0943 (VOICE & FAX)
JOKEENER@ACSALASKA.NET

Consent of Author

Attention: Corporate Finance
United States Securities and Exchange Commission

Attention: Corporate Finance
Little Squaw Gold Mining Company
3412 Lincoln Drive
Spokane, Washington 99203 USA

I, Jeffrey O. Keener, contract geologist doing business as NordWand Enterprize of P.O. Box 82811, Fairbanks, Alaska, 99708, USA, authored and prepared the letter: Letter of Recommendation for the Little Squaw Creek placer gold deposits, hereafter known as 'Letter'. This Letter was produced by myself on 1 October 2006.

I hereby consent to the filing of the Letter in the public files of the Untied States Securities and Exchange Commission (hereafter known as USSEC) for use in a SB-2 filing with the USSEC and to any use of and reference to the subject matter of the Letter. I also consent to the use of my name as author of the Letter.

I hereby certify that there is no reason to believe that there are any misrepresentations in information derived in the Letter or that the written disclosure in the Letter contains any misrepresentations.

Dated this day, 5 October 2006

J.O. Keener

Jeffrey O. Keener
NordWand Enterprize
AIPG MEM-0777